                                                                   EXHIBIT 10.13

                        SEVERANCE PROTECTION AGREEMENT

      THIS AGREEMENT is made as of the 22nd day of June, 1998, by and between Vlasic Foods International Inc. (the "Company") and Robert F. Bernstock (the "Executive").

      WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

      WHEREAS, the Board has, as recommended and approved by the Compensation and Organization Committee, determined that it is essential and in the best interest of the Company and its shareowners to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure Executive's continued dedication and efforts in such event without undue concern for Executive's personal financial and employment security; and

      WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event Executive's employment is terminated as a result of, or in connection with, a Change in Control and to provide the Executive with certain other benefits whether or not the Executive's employment is terminated.

      NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

      1. Term of Agreement. This Agreement shall commence as of June 22, 1998, and shall continue in effect until the third anniversary of such date; provided however, that commencing on the second anniversary of such date and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided further, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control.

      2.    Definitions.

            2.1 Cause. For purposes of this Agreement only, a termination for "Cause" is a termination evidenced by a resolution adopted in good faith by two-thirds of the Board that: (a) the Executive intentionally and continually failed to substantially perform Executive's duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform; or (b) the Executive engaged in conduct that constitutes willful gross misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, misappropriated funds, made one or more willful and material misrepresentations to the directors or officers of the Company, was grossly negligent in the performance of the Executive's duties having a material adverse effect on the business, operations, assets, properties or financial condition of the Company, or entered into competition with the Company; provided however, that no termination of the Executive's employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part, shall be considered "willful" unless Executive has acted, or failed to act, with an absence of good faith and without a reasonable belief that Executive's action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.

            2.2 Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

                  (a) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided however, that for purposes of this Section 2.2a, the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

                  (b) The individuals who, as of the later of April 1, 1998 or the first date that the membership of the Board reaches seven (7), are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided however, that if the election, or nomination for election by the Company's shareowners, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

                  (c) Approval by shareowners of the Company of: (i) a merger or consolidation involving the Company if the shareowners of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, more than eighty percent (80%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or
(ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

                  (d) Acceptance by shareowners of the Company of shares in a share exchange if the shareowners of the Company, immediately before such share exchange, do not own, directly or indirectly, immediately following such share exchange, more than eighty percent (80%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by: (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries; (ii) any entity that, immediately prior to such acquisition, is entirely owned (directly or indirectly) by shareowners of the Company in the same proportions as their ownership of stock in the Company immediately prior to such acquisition;
(iii) any "Grandfathered Dorrance Family shareowner" (as hereinafter defined); or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family shareowner but only if such Person has executed an agreement that is approved by two-thirds of the Board and pursuant to which such Person has agreed that he or she (or they) will not increase his or her (or their) Beneficial Ownership (directly or indirectly) to thirty percent (30%) or more of the outstanding Voting Securities (the "Standstill Agreement") and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For purposes of this Section, "Grandfathered Dorrance Family shareowner" means at any time a "Dorrance Family shareowner" (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities beneficially owned by such individual on April 1, 1998, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family shareowner, (y) Voting Securities that are also Beneficially Owned by other Grandfathered Dorrance Family shareowners at the time in question, and (z) Voting Securities acquired after April 1, 1998 other than directly from the Company or from another Grandfathered Dorrance Family shareowner by any "Dorrance Grandchild" (as hereinafter defined); provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition. A "Dorrance Family shareowner" who or which is at the time in question the Beneficial Owner of Voting Securities that are not specified in clauses (v),
(w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family shareowner at the time in question. For purposes of this Section, "Dorrance Family shareowners" means individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A "Dorrance Grandchild" means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild's descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild's descendants.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                  (e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's Termination Date (as defined in Section
6) is within one year prior to a Change in Control and the Executive reasonably demonstrates that such termination (1) was at the request of a Third Party (as defined in Section 2.4(b)) who effectuates a Change in Control or (2) otherwise occurred in connection with or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of the Executive's employment.

            2.3 Disability. For purposes of this Agreement only, "Disability" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties under this Agreement for a period of one hundred eighty (180) consecutive days.

            2.4   (a)   Good Reason.  For purposes of this Agreement, "Good
Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in Subsections (1) through (10) hereof:

                        (1) an assignment to the Executive of any duties materially inconsistent with, or a reduction or change by the Company in the nature or scope of the authority, duties or responsibilities of the Executive from those assigned to or held by the Executive immediately prior thereto;

                        (2) any removal of the Executive from the positions held immediately prior to the Change in Control, except in connection with promotions to positions of greater responsibility and prestige;

                        (3) any reduction by the Company in the Executive's compensation as in effect immediately prior to the Change in Control or as the same may be increased thereafter;

                        (4) revocation or any modification of any employee benefit plan, or any action taken pursuant to the terms of any such plan, that materially reduces the opportunity of the Executive to receive benefits under any such plan;

                        (5)  a transfer or relocation of the site of
employment of the Executive immediately preceding the Change in Control, without the Executive's express written consent, to a location more than fifty (50) miles distant therefrom, or that is otherwise an unacceptable commuting distance from the Executive's principal residence at the date of the Change in Control;

                        (6) a requirement that the Executive undertake business travel to an extent substantially greater than the Executive's business travel obligations immediately prior to the Change in Control;

                        (7) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company;

                        (8) any material breach by the Company of any provision of this Agreement;

                        (9) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of
Section 2.1; or

                        (10) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in
Section 8 hereof.

                  (b) Any event or condition described in this Section 2.4(a)(1) through (10) which occurs prior to a Change in Control but which the Executive reasonably demonstrates: (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"); or (ii) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

                  (c) The Executive's right to terminate his employment pursuant to this Section 2.4 shall not be affected by his incapacity due to physical or mental illness.

            2.5   Window Period.   For purposes of this Agreement, "Window
Period" shall mean the thirty (30) day period beginning one year after a Change in Control.

      3.    Obligations of the Executive.    The Executive agrees that in the
event any person or group attempts a Change in Control, the Executive will not voluntarily terminate employment with the Company without Good Reason:
(a) until such attempted Change in Control terminates; or (b) if a Change in Control shall occur, until ninety (90) days following such Change in Control. For purposes of the foregoing subsection (a), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

      4.    Severance and Benefits.

            4.1 If, during the term of this Agreement, the Executive's employment with the Company shall be terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

                (a) If the Executive's employment with the Company shall be terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive's death, or (3) by the Executive other than for Good Reason or other than during the Window Period, the Company shall pay the Executive all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including: (i) base salary; (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date; and (iii) vacation pay (collectively, "Accrued Compensation"). In addition to the foregoing, if the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, the Company shall pay to the Executive or his beneficiaries an amount equal to the "Pro Rata Bonus" (as hereinafter defined). The "Pro Rata Bonus" is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. The term "Bonus Amount" shall mean the greater of: (x) the Executive's target bonus under the Vlasic Foods International Inc. Annual Incentive Plan for the fiscal year in which the Termination Date occurs; or (y) average of the annual bonuses paid or payable during the two full fiscal years ended prior to the Termination Date. Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

                (b) If the Executive's employment with the Company shall be terminated (other than by reason of death): (1) by the Company other than for Cause or Disability; (2) by the Executive for Good Reason; or (3) by the Executive for any reason whatsoever (other than death) during the Window Period, the Executive shall be entitled to the following:

                           (i)  The Company shall pay the Executive all
Accrued Compensation and a Pro-Rata Bonus (each as defined in Section 4.1(a)).

                           (ii)  The Company shall pay the Executive as
severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount (the "Severance
Amount") in cash equal to three (3) times the sum of: (A) the greater of the Executive's annual base salary in effect at any time during the 90-day period prior to the Change in Control ("Base Salary") or at any time thereafter; and
(B) the Bonus Amount. Notwithstanding the foregoing, if the Executive has attained at least age 63 on the Termination Date the Severance Amount to be paid under this Subsection (ii) shall be the amount described in the preceding sentence multiplied by a fraction (which in no event shall be less than one-fourth) the numerator of which shall be the number of months (for this purpose any partial month shall be considered as a whole month) remaining until the Executive's 65th birthday (but in no event shall be less than 6) and the denominator of which shall be 24 and if the Executive has attained at least age 65 on the Termination Date the Severance Amount to be paid under this Subsection (ii) shall be the amount described in the preceding sentence multiplied by one-fourth.

                           (iii)  For a number of months equal to the lesser
of (A) 30 or (B) the number of months remaining until the Executive's 65th birthday (the "Continuation Period"), the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 4.1(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This Subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

                           (iv)  The Company shall pay in a single payment an
amount in cash equal to the excess of (A) the Supplemental Retirement Benefit (as defined below) had (w) the Executive remained employed by the Company for an additional two and one-half complete years of credited service (or until the Executive's 65th birthday if earlier), (x) the Executive's annual compensation during such period been equal to his Base Salary and the Bonus Amount, (y) the Company and/or the Subsidiary or Division made employer contributions to each defined contribution plan in which the Executive was a participant at the Termination Date (in an amount equal to the amount of such contribution for the plan year immediately preceding the Termination Date) and (z) the Executive had been fully (100%) vested in his benefit under each retirement plan in which the Executive was a participant, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive is actually entitled to receive under such retirement plans. For purposes of this Subsection (iv), the "Supplemental Retirement Benefit" shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company's supplemental and other retirement plans including, but not limited to, the Vlasic Foods International Inc. Retirement and Pension Plan for Salaried Employees, Vlasic Foods International Inc. Supplemental Retirement Benefit Program (collectively referred to as the "Retirement Plan"), the Vlasic Foods International Inc. Savings and 401(k) Plan for Salaried Employees and the
Vlasic Foods International Inc. Supplemental Savings Program. For purposes of this Subsection (iv), the "actuarial equivalent" shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the Retirement Plan as applied prior to the Termination Date in accordance with such plan's past practices. This Subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits.

                  (v) The outstanding incentive awards (including restricted stock and performance shares or units, stock options or stock appreciation rights) granted to the Executive under the Vlasic Foods International Inc. 1998 Long-Term Incentive Plan or under any subsequent incentive plan or arrangement, shall vest and any restrictions thereon shall lapse as follows:
(i) all such incentive awards (other than performance related awards) shall vest or become exercisable immediately and any restrictions thereon shall lapse; and (ii) any performance related awards shall vest or become exercisable and any restrictions thereon shall lapse on a pro-rata portion of such awards based on the portion of the relevant performance period that has expired as of the Termination Date (but in no event shall such performance related award vest, become exercisable or restrictions lapse with respect to less than 50% of the total outstanding awards, any additional vesting to apply to those awards which have been outstanding the longest), and (B) the Executive shall have the right to require the Company to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company. To the extent that, due to a Change in Control, Executive is entitled to a greater level of benefits or compensation (which includes but is not limited to a vesting schedule more favorable to Executive) under the terms of any Vlasic Foods International Inc. incentive or deferred compensation plan, as compared to this provision, the terms of the Vlasic Foods International Inc. incentive or deferred compensation plan will govern.

                  (c) The amounts provided for in Sections 4.1(a) and 4.1(b)(i), (ii), (iv) and (v) shall be paid within thirty (30) days after the Executive's Termination Date. The Company may withhold from all payments due to Executive under this Agreement all taxes or other withholdings which the Company reasonably believes are required to be withheld under applicable federal, state or local law

                  (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 4.1(b)(iii).

            4.3 The severance pay and benefits provided for in Sections 4.1(a) and 4.1(b)(i) and (ii) shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement.

      5. Notice of Termination. Following a Change in Control, any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

      6. Termination Date. "Termination Date" shall mean in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination subject to the following:

            (a) If the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and

            (b) If the Executive's employment is terminated for Good Reason, or if the Executive delivers a Notice of Termination during the Window Period, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

      7.    Certain Additional Payments by the Company.   (a) Anything in
this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 7) (a "Payment") would be subject to the excise tax imposed by
Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 7 (c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up
Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 7 (c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (1) give the Company any information reasonably requested by the Company relating to such claim,

            (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (3) cooperate with the Company in good faith in order effectively to contest such claim, and

            (4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7 (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7 (c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7 (c) ) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7 (c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      8.    Successors; Binding Agreement.

            (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

            (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

      9. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of: (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment); (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; or (c) the Executive's hearing before the Board as contemplated in Section 2.1 of this Agreement; provided however, that the circumstances set forth in clauses (a) and (b) (other than as a result of the Executive's termination of employment under circumstances described in
Section 2.2(d)) occurred within twenty-four (24) months following a Change in Control.

      10.   Notice.   For the purposes of this Agreement, notices and all
other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

      11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Provided, to the extent that the Executive receives benefits under this Agreement, he or she is not entitled to severance pay under any other severance plan, policy or arrangement of the Company, including specifically the Severance Protection Program. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

      12. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

      13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      14. Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive, or any obligation on the Executive to remain in the employment of the Company.

      15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. Each party hereto consents to the subject matter and in personam jurisdiction and venue in the United States District Court of New Jersey. In the event it is determined that the United States District Court of New Jersey should lack subject matter jurisdiction for any reason, the parties consent to the jurisdiction and venue in a court of competent jurisdiction in Camden County in the State of New Jersey.

      16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

      17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

ATTEST:                                   VLASIC FOODS INTERNATIONAL INC.


                                          By:
-------------------------------              -----------------------------------
Secretary                                      Vice President - Human Resources


                                          EXECUTIVE


                                          By:
                                             -----------------------------------